Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stratus Properties Inc.
Austin, Texas

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-78798, 333-31059, 333-52995, 333-104288) of our report dated March 31, 2010, relating to the consolidated financial statements of Stratus Properties Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

/s/Travis Wolff, LLP
Dallas, Texas
March 31, 2010